Exhibit 99.1

Press Release

COSTCO WHOLESALE CORPORATION REPORTS THIRD QUARTER AND YEAR-TO-DATE

OPERATING RESULTS FOR FISCAL 2021

ISSAQUAH, Wash., May 27, 2021 - Costco Wholesale Corporation (“Costco” or the “Company”) (Nasdaq: COST) today announced its operating results for the third quarter (twelve weeks) and the first 36 weeks of fiscal 2021, ended May 9, 2021.

Net sales for the quarter increased 21.7 percent, to $44.38 billion, from $36.45 billion last year. Net sales for the first 36 weeks increased 17.7 percent, to $130.61 billion, from $110.94 billion last year.

Comparable sales for the third quarter fiscal 2021 were as follows:

	12 Weeks	12 Weeks	36 Weeks	36 Weeks
		Adjusted*		Adjusted*
U.S.	18.2%	15.2%	14.7%	15.1%
Canada	32.3%	16.7%	20.2%	14.7%
Other International	22.9%	13.1%	21.1%	16.3%

Total Company	20.6%	15.1%	16.3%	15.2%

E-commerce	41.2%	38.2%	65.1%	63.6%

*	Excluding the impacts from changes in gasoline prices and foreign exchange.

Net income for the quarter was $1,220 million, or $2.75 per diluted share, which included $57 million pretax, or $0.09 per diluted share, in COVID-19 related costs, primarily from $2 per hour premium pay. Last year’s third quarter net income was $838 million, or $1.89 per diluted share, inclusive of $283 million pretax, or $0.47 per diluted share of COVID related costs. Net income for the first 36 weeks was $3.34 billion, or $7.51 per diluted share, compared to $2.61 billion, or $5.89 per diluted share, last year.

Costco currently operates 809 warehouses, including 559 in the United States and Puerto Rico, 105 in Canada, 39 in Mexico, 29 in the United Kingdom, 29 in Japan, 16 in Korea, 14 in Taiwan, 12 in Australia, three in Spain, and one each in Iceland, France, and China. Costco also operates e-commerce sites in the U.S., Canada, the United Kingdom, Mexico, Korea, Taiwan, Japan, and Australia.

A conference call to discuss these results is scheduled for 2:00 p.m. (PT) today, May 27, 2021, and is available via a webcast on www.costco.com (click on Investor Relations and “Play Webcast”).

Certain statements contained in this document constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. For these purposes, forward-looking statements are statements that address activities, events, conditions or developments that the Company expects or anticipates may occur in the future. In some cases forward-looking statements can be identified because they contain words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “likely,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would,” or similar expressions and the negatives of those terms. Such forward-looking statements involve risks and uncertainties that may cause actual events, results or performance to differ materially from those indicated by such statements. These risks and uncertainties include, but are not limited to, domestic and international economic conditions, including

Press Release

exchange rates, the effects of competition and regulation, uncertainties in the financial markets, consumer and small business spending patterns and debt levels, breaches of security or privacy of member or business information, conditions affecting the acquisition, development, ownership or use of real estate, capital spending, actions of vendors, rising costs associated with employees (generally including health-care costs), energy and certain commodities, geopolitical conditions (including tariffs), the ability to maintain effective internal control over financial reporting, COVID-19 related factors and challenges, including (among others) the duration of the pandemic, the unknown long-term economic impact, reduced shopping due to illness, travel restrictions or financial hardship, shifts in demand away from discretionary or higher-priced products, reduced workforces due to illness, quarantine, or government mandates, temporary store closures due to reduced workforces or government mandates, or supply-chain disruptions, capacity constraints of third-party logistics suppliers, and other risks identified from time to time in the Company’s public statements and reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and the Company does not undertake to update these statements, except as required by law.

CONTACTS:	Costco Wholesale Corporation
Richard Galanti, 425/313-8203
Bob Nelson, 425/313-8255
David Sherwood, 425/313-8239
Josh Dahmen, 425/313-8254

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COSTCO WHOLESALE CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(dollars in millions, except per share data)

(unaudited)

	12 Weeks Ended		36 Weeks Ended
	May 9, 2021	May 10, 2020	May 9, 2021	May 10, 2020
REVENUE
Net sales	$44,376	$36,451	$130,611	$110,943
Membership fees	901	815	2,643	2,435

Total revenue	45,277	37,266	133,254	113,378
OPERATING EXPENSES
Merchandise costs	39,415	32,249	115,951	98,538
Selling, general and administrative	4,189	3,830	12,829	11,305
Preopening expenses	10	8	41	29

Operating income	1,663	1,179	4,433	3,506
OTHER INCOME (EXPENSE)
Interest expense	(40)	(37)	(119)	(109)
Interest income and other, net	27	21	75	101

INCOME BEFORE INCOME TAXES	1,650	1,163	4,389	3,498
Provision for income taxes	417	311	1,004	843

Net income including noncontrolling interests	1,233	852	3,385	2,655
Net income attributable to noncontrolling interests	(13)	(14)	(48)	(42)

NET INCOME ATTRIBUTABLE TO COSTCO	$1,220	$838	$3,337	$2,613

NET INCOME PER COMMON SHARE ATTRIBUTABLE TO COSTCO:
Basic	$2.75	$1.90	$7.53	$5.91

Diluted	$2.75	$1.89	$7.51	$5.89

Shares used in calculation (000s):
Basic	443,043	442,322	443,043	442,054
Diluted	444,127	443,855	444,336	443,754

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COSTCO WHOLESALE CORPORATION

CONSOLIDATED BALANCE SHEETS

(amounts in millions, except par value and share data)

(unaudited)

Subject to Reclassification

	May 9, 2021	August 30, 2020
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$10,226	$12,277
Short-term investments	900	1,028
Receivables, net	1,595	1,550
Merchandise inventories	13,975	12,242
Other current assets	1,220	1,023

Total current assets	27,916	28,120
OTHER ASSETS
Property and equipment, net	23,177	21,807
Operating lease right-of-use assets	2,875	2,788
Other long-term assets	3,306	2,841

TOTAL ASSETS	$57,274	$55,556

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable	$15,538	$14,172
Accrued salaries and benefits	3,826	3,605
Accrued member rewards	1,617	1,393
Deferred membership fees	2,102	1,851
Current portion of long-term debt	92	95
Other current liabilities	4,807	3,728

Total current liabilities	27,982	24,844
OTHER LIABILITIES
Long-term debt, excluding current portion	7,495	7,514
Long-term operating lease liabilities	2,641	2,558
Other long-term liabilities	2,182	1,935

TOTAL LIABILITIES	40,300	36,851

COMMITMENTS AND CONTINGENCIES EQUITY
Preferred stock $0.01 par value; 100,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock $0.01 par value; 900,000,000 shares authorized; 442,141,000 and 441,255,000 shares issued and outstanding	4	4
Additional paid-in capital	6,921	6,698
Accumulated other comprehensive loss	(909)	(1,297)
Retained earnings	10,466	12,879

Total Costco stockholders’ equity	16,482	18,284
Noncontrolling interests	492	421

TOTAL EQUITY	16,974	18,705

TOTAL LIABILITIES AND EQUITY	$57,274	$55,556